As filed with the Securities and Exchange Commission on September 20, 2021

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Owlet, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	85-1615012
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2500 Executive Parkway, Ste. 500

Lehi, Utah 84043

(Address of Registrant’s principal executive offices)

Owlet, Inc. 2021 Incentive Award Plan

Owlet, Inc. 2021 Employee Stock Purchase Plan

Owlet Baby Care Inc. 2014 Equity Incentive Plan

(Full title of the plans)

Kurt Workman

Chief Executive Officer

2500 Executive Parkway, Ste. 500

Lehi, Utah 84043

(844) 334-5330

(Name, address and telephone number of agent for service)

With copies to:

Benjamin Potter

Ryan Maierson

Drew Capurro

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share, to be issued under the Owlet, Inc. 2021 Incentive Award Plan	18,144,695	$5.35 (2)	$97,074,118.25 (3)	$10,590.79
Common stock, $0.0001 par value per share, to be issued under the Owlet, Inc. 2021 Employee Stock Purchase Plan	1,814,469	$5.35 (2)	$9,707,409.15 (3)	$1,059.08
Common stock, $0.0001 par value per share, to be issued under the Owlet Baby Care Inc. 2014 Equity Incentive Plan	9,761,856	$1.61 (4)	$15,716,588.16 (3)	$1,714.68
Total	29,721,020		$122,498,115.56 (3)	$13,364.55

(1)

This Registration Statement covers 18,144,695 shares of Owlet, Inc.’s (the “Registrant”) common stock, $0.0001 par value per share (“Common Stock”) issuable pursuant to the Owlet, Inc. 2021 Incentive Award Plan (the “2021 Plan”), 1,814,469 shares of Common Stock issuable pursuant to the Owlet, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and 9,761,856 shares of Common Stock issuable pursuant to the Owlet Baby Care Inc. 2014 Equity Incentive Plan (the “2014 Plan,” and collectively with the 2021 Plan and the 2021 ESPP, the “Plans”). Pursuant to Rule 416(a) and Rule 416(b) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transactions. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.

(2)

The Proposed Maximum Offering Price Per Share for the 2021 Plan and the 2021 ESPP, estimated in accordance with Rule 457(c) and 457(h) under the Securities Act for purposes of calculating the registration fee, is $5.35, which was determined based on the average of the high and the low prices of Common Stock as reported on the New York Stock Exchange on September 16, 2021, which date is within five business days prior to filing of this Registration Statement.

(3)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) under the Securities Act.
(4)

The Proposed Maximum Offering Price Per Share for the 2014 Plan, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, is based upon $1.61, which is the weighted-average exercise price for options to purchase Common Stock outstanding under the 2014 Plan.

EXPLANATORY NOTE

On July 15, 2021, pursuant to that certain Business Combination Agreement, dated as of February 15, 2021, by and among Sandbridge Acquisition Corporation., a Delaware corporation (“SBG” and the predecessor company of the Registrant), Project Olympus Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of SBG and Owlet Baby Care Inc., a Delaware corporation (now known as Owlet Baby Care, Inc.) (“Old Owlet”), Merger Sub was merged with and into Old Owlet with Old Owlet becoming a wholly-owned subsidiary of the Registrant. The Registrant’s Common Stock commenced trading on the New York Stock Exchange (“NYSE”) under the symbol “OWLT” on July 16, 2021.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Items 1 and 2 of this Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference:

(a)

the Registrant’s prospectus, dated August  24, 2021 (the “Prospectus”), filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act in connection with the registration statement on Form S-1 (File No. 333-258506), as amended on August 19, 2021, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)

the description of the Registrant’s Common Stock contained in the Prospectus in the section titled “Description of Our Securities” beginning on page 127, and any amendment or report filed for the purpose of further updating such description;

(c)

the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 25, 2021 (File No. 001-39516), as amended by Amendment No. 1 on Form 10-K/A, filed with the Commission on May 26, 2021;

(d)

the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, filed with the Commission on May  27, 2021 and August 16, 2021, respectively (File No. 001-39516); and

(e)	the Current Reports on Form 8-K and 8-K/A filed with the Commission on July 21, 2021, July 21, 2021, and August 16, 2021 (excluding “furnished” and not “filed” information) (File No. 001-39516).

All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware, as amended (“DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

As permitted by the DGCL, the Registrant’s second amended and restated certificate of incorporation limits the liability of its directors to the fullest extent permitted by the DGCL providing that a director will not be personally liable for monetary damages to the Registrant or its stockholders for breach of fiduciary duty as a director to the extent so permitted. The certificate of incorporation also provides that each current or former director, officer, employee or agent of the Registrant, or each such person who is or was serving or who had agreed to serve at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or any other enterprise will be indemnified by the Registrant to the full extent permitted by law, as the same exists or may in the future be amended. The Registrant’s amended and restated bylaws provide that it will indemnify, and provide expense advancement to, its directors and officers to the fullest extent permitted by such law, subject to certain exceptions contained in the Registrant’s bylaws.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify, and provide expense advancement and reimbursement to, each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws, subject to certain exceptions contained in those agreements. Any claims for indemnification by the Registrant’s directors and officers may reduce the Registrant’s available funds to satisfy successful third-party claims against it and may reduce the amount of money available to the Registrant. The Registrant also maintains a general liability insurance policy, which will cover certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit Index.

Item 9.	Undertakings.

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document

3.1	Second Amended and Restated Certificate of Incorporation of Owlet, Inc. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 (File No. 333-254888) filed on March 31, 2021).

3.2	Bylaws of Owlet, Inc. (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-4 (File No. 333-254888) filed on March 31, 2021).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of WithumSmith+Brown, PC.

23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of the Registration Statement).

99.1	Owlet, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Current Report on Form 8-K, filed with the SEC on July 21, 2021).

99.1(a)*	Form of Owlet, Inc. 2021 Incentive Award Plan Stock Option Grant Notice.

99.1(b)*	Form of Owlet, Inc. 2021 Incentive Award Plan Restricted Stock Unit Award Grant Notice.

99.2	Owlet, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 of the Registrant’s Current Report on Form 8-K, filed with the SEC on July 21, 2021).

99.3	Owlet Baby Care Inc. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 (File No. 333-254888), filed on March 31, 2021).

99.3(a)	Form of Owlet Baby Care Inc. Stock Option Grant Notice under the 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.7(a) to the Registration Statement on Form S-4 (File No. 333-254888) filed on March 31, 2021).

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lehi, Utah on September 20, 2021.

OWLET, INC.

By:	/s/ Kurt Workman
Name:	Kurt Workman
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kurt Workman and Kate Scolnick his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of September, 2021.

Signature	Title	Date

/s/ Kurt Workman
Kurt Workman	Chief Executive Officer and Director (Principal Executive Officer)	September 20, 2021

/s/ Kate Scolnick
Kate Scolnick	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 20, 2021

/s/ Michael Abbott
Michael Abbott	Director	September 20, 2021

/s/ Zane Burke
Zane Burke	Director	September 20, 2021

/s/ Laura Durr
Laura Durr	Director	September 20, 2021

/s/ John Kim
John Kim	Director	September 20, 2021

/s/ Amy McCullough
Amy McCullough	Director	September 20, 2021

/s/ Lior Susan
Lior Susan	Director	September 20, 2021

/s/ Ken Suslow
Ken Suslow	Director	September 20, 2021